Exhibit 99.1

CONTACT: Shintaro Asako
Chief Financial Officer Phone: 858-373-1500 E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Reaffirms Proposal to Acquire Avigen, Inc.

SAN DIEGO, Calif. – February 9, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today reaffirmed its proposal to acquire Avigen, Inc. The proposal was communicated on February 9, 2009, in a letter from Yuichi Iwaki, M.D., Ph.D., President, Chief Executive Officer and Director of MediciNova, to Zola Horovitz, Ph.D., the Chairman of the Board of Avigen. The text of the letter appears below:

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MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

February 9, 2009

Zola Horovitz, Ph.D.

Chairman of the Board of Directors

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Dr. Horovitz:

I write to you for two reasons:

A.	MediciNova Reaffirms its Proposal to Merge with Avigen

First, MediciNova, Inc. (“MediciNova”) today reaffirms our proposal, first made to you two months ago on December 9, 2008, with a more detailed follow-up letter on December 22, 2008, for Avigen, Inc. (“Avigen”) and its shareholders regarding a proposed merger between MediciNova and Avigen. Under our proposal, which remains unchanged, we would offer as consideration a combination of registered MediciNova common stock and shares of a MediciNova convertible security for each share of Avigen common stock outstanding.

As MediciNova has previously proposed, at closing each Avigen shareholder will receive a pro rata portion of 1.75 million shares of MediciNova common stock (the “Initial Equity Distribution”). In consideration for this, MediciNova will receive $7 million of Avigen cash (representing a price of $4.00 per share of MediciNova common stock). All of Avigen’s residual assets less the

$7 million in cash received by MediciNova (the “Net Cash Assets”) will be sequestered and, unless converted earlier as described in the next sentence, not used until the later of March 31, 2010 or 12 months from the closing of the merger transaction (the “Final Conversion Date”). The convertible security issued by MediciNova as consideration would allow each Avigen stockholder at their election to either (i) convert each share of such convertible security into shares of MediciNova common stock at a conversion price of $4.00 per share at certain pre-specified accelerated conversion dates or the Final Conversion Date (the “Equity Alternative”) or (ii) have the convertible security redeemed by MediciNova on the Final Conversion Date for cash in an amount per share which represents the Net Cash Assets per share of Avigen (the “Cash Alternative”).

We continue to believe that a merger combination between MediciNova and Avigen as outlined in our proposal would be in the best interests of the shareholders of both companies. Significantly, our proposal continues to value each Avigen share of common stock at a substantial premium to both your recent stock price and the closing average market price of Avigen’s common stock this past Friday, February 6. Our proposal will give Avigen shareholders:

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the opportunity to participate in MediciNova’s promising pharmaceutical product pipeline where Avigen shareholders elect to receive the Equity Alternative (in addition to the Initial Equity Distribution); and

•	the ability to secure “downside protection” if any of Avigen shareholders elect the Cash Alternative by providing such shareholders a pro rata portion of all of Avigen’s residual assets.

We are pleased that Avigen’s largest shareholder, Biotechnology Value Fund, L.P. and its affiliates (“BVF”), has publicly announced as recently as this past Friday, February 6, that it believes the proposed merger between MediciNova and Avigen would benefit Avigen shareholders and has called on Avigen’s Board of Directors to negotiate with MediciNova to work to consummate the proposed merger expeditiously. Of course, our proposal remains subject to the completion of customary due diligence, as well as the negotiation of definitive transaction agreements and the satisfaction of necessary approvals and customary conditions to closing of a transaction to be set forth in such agreements. Nevertheless, while our proposal is not intended as a binding offer, we continue to stand ready to meet with you and your advisors immediately to discuss this matter. As two months have passed since our initial proposal, we ask that you direct your management team to meet with us as soon as possible, preferably in the next week, to discuss our proposal.

B.	Next Steps

Second, we would like to clarify the status of interactions between MediciNova and Avigen regarding our proposal. In the Schedule 14D-9 filed by Avigen this past Friday in response to BVF’s tender offer, Avigen stated that it “has worked diligently to engage in discussions with MediciNova, Inc., which in December 2008 proposed acquiring Avigen. Since making that unsolicited proposal, however, MediciNova has been slow to advance discussions.” We believe that these statements unfairly suggest that MediciNova is the primary reason for the absence of merger negotiations between MediciNova and Avigen to date. Among other matters, we did not receive from Avigen a proposed confidentiality agreement that would allow the sharing of information necessary to begin the negotiation of a definitive transaction document until January 19, 2009, nearly six weeks after delivery of our first merger proposal letter. While we continue to discuss this confidentiality agreement with Avigen, to date we have been unable to finalize it, in large part due to Avigen’s continued insistence on the inclusion of a “standstill” provision that would contractually bar MediciNova from making any business combination proposal to Avigen shareholders for a period of one year, unless Avigen unilaterally decided to allow for such an offer. We believe this complete “standstill bar” that your management team suggests is not only at variance with U.S. public company M&A practice but also inconsistent with attempts to work diligently with MediciNova. We hereby ask that you direct your management team and legal advisors to work with our team to arrive at a customary resolution of this confidentiality agreement that will allow us to put our attractive proposal forward to your shareholders for their consideration.

We look forward to your earliest and positive response.

Sincerely,

/s/ Yuichi Iwaki
Yuichi Iwaki, M.D., Ph.D.
President, Chief Executive Officer and Director

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About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of risks and uncertainties associated with MediciNova’s business and the proposed transaction, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with MediciNova’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MediciNova’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K, copies of which may be obtained by contacting MediciNova’s Investor Relations department at (858) 373-1500 or at MediciNova’s website at http://www.medicinova.com. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof.

MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement MediciNova, Inc. would file with the SEC if an agreement between MediciNova, Inc. and Avigen, Inc. is reached or any other documents which MediciNova, Inc. may file with the SEC and send to Avigen, Inc. shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF AVIGEN, INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by MediciNova, Inc. through the website maintained by the SEC at http://www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, USA.

MediciNova, Inc. and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. Information regarding MediciNova, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

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